                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Kaydon Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

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      (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                               KAYDON CORPORATION
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

                                                                  Tampa, Florida
                                                                   March 9, 1998

To Shareholders:

     The Annual Meeting of Shareholders of Kaydon Corporation ("Kaydon") will be held at Tampa Airport Marriott Hotel, Tampa International Airport, Tampa, Florida on Thursday, April 30, 1998 at 10:00 a.m. for the following purposes:

          (1) to elect a Board of Directors; and

          (2) to transact such other business as may properly come before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on Friday, February 27, 1998 are entitled to notice of and to vote at the meeting.

                                           JOHN F. BROCCI
                                           Vice President Administration
                                           and Secretary

     THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY.

You can help avoid the necessity and expense of sending a follow-up letter by the prompt completion and return of the enclosed proxy whether or not you expect to attend the Annual Meeting of Shareholders. For your convenience, there is enclosed a self-addressed envelope requiring no postage if mailed in the United States.

                               KAYDON CORPORATION
                          ARBOR SHORELINE OFFICE PARK
                         19345 U.S. 19 NORTH, SUITE 500
                           CLEARWATER, FLORIDA 33764
                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 30, 1998

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                                                                   March 9, 1998

INTRODUCTION

     The Annual Meeting of Shareholders of Kaydon Corporation ("Kaydon") will be held on Thursday, April 30, 1998, at the Tampa Airport Marriott Hotel, Tampa International Airport, Tampa, Florida at 10:00 a.m. for the purposes set forth in the accompanying notice. This statement is furnished in connection with the solicitation by Kaydon's Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein. The shares represented by the proxy will be voted in accordance with the judgment of the persons named as proxies with respect to any matter other than the election of directors that may come before the meeting or any adjournment. For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

     Participants in the Kaydon Corporation Employee Stock Ownership and Thrift Plan, the Electro-Tec Corporation Employee Retirement Benefit Plan and the Fluid Power Companies' Pension and Retirement Savings Plan will receive separate voting instruction cards covering the shares held for participants in those Plans. Voting instruction cards must be returned or the shares will not be voted by the trustee.

     If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Kaydon, or by attending the Annual Meeting and voting in person.

     At the Annual Meeting, holders of Kaydon's Common Stock shall have one vote per share.

                             ELECTION OF DIRECTORS

     The persons designated as proxies in the accompanying proxy have been selected by the Board of Directors of Kaydon and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Kaydon, unless instructed otherwise, each to serve until the Annual Meeting of Shareholders next succeeding their election and until their successors have been duly elected and qualified.

     The Directors shall be elected by a plurality of votes validly cast in person or by proxy at any meeting at which a quorum is present. Votes are counted at the meeting by the Inspector of Elections. Abstentions will be counted as votes for the election of all nominees as Directors. Broker non-votes will be voted for the election of all nominees as Directors.

     If for any reason any of the following nominees is not a candidate when the election occurs, which is not anticipated, it is intended that the proxies will be voted for the election of a substitute nominee if one is designated by the Board of Directors.

NAME AND AGE OF NOMINEES
------------------------

Gerald J. Breen (52).........  Mr. Breen has been the owner, President and Chief
                               Executive Officer of Cuyam Corporation since
                               1986. From 1983 to 1986, Mr. Breen was the
                               President and General Manager of Hendrickson
                               International, and was with Imperial Clevite, Inc. from 1972 to 1983, his last position being that of Vice President, Replacement Marketing. He has been a Director of Kaydon since January 1992.

Brian P. Campbell (57).......  Mr. Campbell has been President of TriMas
                               Corporation since 1986. From 1974 to 1986 Mr. Campbell held several executive positions at Masco Corporation, including Vice President of Business Development and Group President. He has been a Director of Kaydon since September 1995.

Lawrence J. Cawley (63)......  Mr. Cawley has been Chairman of the Board of
                               Kaydon Corporation since June 1996. Prior to that he was Chairman and Chief Executive Officer from September 1989 to June 1996. From November 1987 to September 1989, he was President and Chief Executive Officer of Kaydon. Mr. Cawley served as President and Chief Operating Officer of Kaydon from April 1987 to November 1987 and was President of the Bearing Division of Kaydon from October 1985 to April 1987. He has been a member of Kaydon's Board of Directors since April 1986. Prior to joining Kaydon, Mr. Cawley was President and General Manager of Clevite, a division of Imperial Clevite Corporation.

Stephen K. Clough (44).......  Mr. Clough has been President and Chief Executive
                               Officer of Kaydon Corporation since June 1996. He was President and Chief Operating Officer of Kaydon from September 1989 to June 1996. He was Vice President and General Manager of Kaydon's Bearing Division from April 1987 to September 1989 and was Vice President of Operations of the Automotive Division of Kaydon from April 1986 to April 1987. Mr. Clough has been a member of Kaydon's Board of Directors since September 1989. Prior to joining Kaydon, Mr. Clough was a Plant Manager in the Engine Parts Division of Imperial Clevite Corporation.

John H. F. Haskell, Jr.
(65).........................  Mr. Haskell has served as a Managing Director of
                               Dillon, Read & Co. Inc. and its successor
                               Corporation, SBC Warburg Dillon Read Inc., since 1975. Mr. Haskell is Chairman of the Supervisory Board of Dillon, Read (France) Gestion, an indirect subsidiary of Dillon, Read & Co. Inc. located in France. Mr. Haskell is a Director of The Equitable Companies Incorporated and The Equitable Life Assurance Society of the United States. He is also a member of the Council on Foreign Relations. He has been a Director of Kaydon since December 1984.

                   DIRECTOR COMPENSATION AND BOARD COMMITTEES

     During 1997, Kaydon's Board of Directors met six times for regular meetings and one time for a special telephonic meeting. Each outside Director received $2,000 for each attendance of the Board of Directors regular meeting. Each outside Director was paid $15,000 as a retainer for the year, which amount is paid quarterly. In addition to the payment of such fees, the Company reimburses all Directors for expenses incurred in carrying out their duties. During the year Mr. Gerald J. Breen, who is an outside Director, was awarded 20,000 shares (the number of shares has been adjusted to reflect the two-for-one stock split on October 21, 1997) of Kaydon stock in accordance with the 1993 Non-Employee Directors Stock Option Plan. Each Director attended more than 75% of the aggregate of the total meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the Directors served.

     The Board of Directors has an Audit Committee and a Compensation Committee. The principal responsibilities of the Audit Committee are to ensure for the Board of Directors: (a) that generally accepted accounting principles are being followed; and (b) that the total audit coverage of the Corporation and its subsidiaries is satisfactory. The Audit Committee provides an open avenue of communication between management and the external auditors and the Board of Directors. The Committee reviews the nature of all services performed by the external auditors, including the scope and extent of their audit, the results of their audit, and their compensation. The Committee met two times during the year. The members of the Committee are: John H. F. Haskell, Jr. (Chairman), Gerald J. Breen and Brian P. Campbell.

     The principal responsibilities of the Compensation Committee are to: (a) review and advise management on broad compensation policies, incentive programs, stock option and stock purchase plans, deferred compensation and retirement plans; (b) approve and recommend base salaries, salary increases and other benefits for elected officers; (c) take certain actions required or permitted to be taken by the Board of Directors under the stock option plan and incentive compensation plans of Kaydon; and (d) review recommendations for major changes in compensation, benefit and retirement plans which have application to significant numbers of Kaydon's total employees and which require review or approval of the Board of Directors. The Committee met three times during the year. The members of the Committee are: Gerald J. Breen (Chairman), Brian P. Campbell and John H. F. Haskell, Jr. (Mr. Haskell does not participate as a member of the Committee for purposes of Stock Option Grants).

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

NUMBER OF SHARES OUTSTANDING, RECORD DATE AND LIST OF SHAREHOLDERS

     Only shareholders of record at the close of business on Friday, February 27, 1998 are entitled to notice of and to vote at the Annual Meeting. At the close of business on such date there were 33,018,674 shares of common stock of Kaydon outstanding. A shareholders list will be available for examination by shareholders at the Annual Meeting in accordance with Section 219 of the Delaware Corporation Law.

       COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of December 31, 1997, concerning the only persons known to Kaydon to be the beneficial owners of more than 5% of Kaydon's issued and outstanding stock:

                                                                              PERCENTAGE OF
NAME AND ADDRESS                                AMOUNT AND NATURE OF      ISSUED AND OUTSTANDING
OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP(1)         COMMON STOCK
-------------------                            -----------------------    ----------------------
FMR Corporation..............................         3,442,600                    10.13%
  82 Devonshire Street
  Boston, MA 02109

Neuberger & Berman, LLC......................         1,872,600                     5.51%
  605 Third Avenue
  New York, NY 10158

NewSouth Capital Management, Inc.............         1,764,860                      5.2%
  1000 Ridgeway Loop Rd., Suite 233
  Memphis, TN 38120

---------------

(1) These shares are owned by various individual and institutional investors for which FMR Corporation, Neuberger & Berman and NewSouth Capital Management, Inc. respectively serve as investment advisors with power to direct investments and/or shared power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, FMR Corporation, Neuberger & Berman and NewSouth Capital Management, Inc. are deemed to be beneficial owners of such shares; however, each expressly disclaims that they are, in fact, the beneficial owners of such shares.

     The following table presents information regarding beneficial ownership of Kaydon's common stock by each member of the Board of Directors and other Executive Officers as of December 31, 1997.

                                                                                     PERCENTAGE OF ISSUED
                                                              AMOUNT AND NATURE        AND OUTSTANDING
                                                           OF BENEFICIAL OWNERSHIP     COMMON STOCK ON
BOARD OF DIRECTORS                                             OF COMMON STOCK        DECEMBER 31, 1997
------------------                                         -----------------------   --------------------
Gerald J. Breen..........................................           15,000(1)                  *
  5200 Harvard Ave.
  Cleveland, OH 44105

Brian P. Campbell........................................           14,000(2)                  *
  315 East Eisenhower Parkway, Suite 300
  Ann Arbor, MI 48108

Lawrence J. Cawley.......................................          316,120(3)                  *
  19345 U.S. 19 North, Suite 500
  Clearwater, FL 33764

Stephen K. Clough........................................          183,852(4)                  *
  19345 U.S. 19 North, Suite 500
  Clearwater, FL 33764

John H.F. Haskell, Jr....................................           56,000(5)                  *
  535 Madison Ave., 15th Floor
  New York, NY 10022

OTHER EXECUTIVE OFFICERS

John F. Brocci...........................................          122,840(6)                  *
  19345 U.S. 19 North, Suite 500
  Clearwater, FL 33764

All officers and directors as a..........................          707,812                   2.1%
  group, 6 persons


---------------

  * Less than one percent.
    Note: Common Stock amounts represented above have been adjusted to reflect the stock split on October 21, 1997.
(1) Included in these shares are 5,000 shares which are acquirable under the Stock Option Plan in 1998.
(2) Included in these shares are 2,000 shares owned by a trust as to which Mr. Campbell disclaims beneficial ownership, and 10,000 shares which are acquirable under the Stock Option Plan in 1998.
(3) Included in these shares are 50,000 owned by Mrs. Cawley as to which Mr. Cawley disclaims beneficial ownership, and 151,250 shares which are acquirable under the Stock Option Plan in 1998.
(4) Included in these shares are 73,750 shares which are acquirable under the Stock Option Plan in 1998.
(5) Included in these shares are 10,000 shares which are acquirable under the Stock Option Plan in 1998.
(6) Included in these shares are 73,750 shares which are acquirable under the Stock Option Plans in 1998.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                          --------------------------------   ---------------------------------
                                                                                     AWARDS            PAYOUTS
                                                                             -----------------------   -------
                                                                  OTHER                   SECURITIES
                                                                  ANNUAL     RESTRICTED   UNDERLYING    LTIP      ALL OTHER
            NAME AND                       SALARY     BONUS      COMPEN-       STOCK       OPTIONS/    PAYOUTS   COMPENSATION
       PRINCIPAL POSITION          YEAR     ($)        ($)      SATION($)    AWARDS($)     SARS(#)       ($)         ($)
               (A)                 (B)      (C)        (D)         (E)          (F)          (G)         (H)         (I)
---------------------------------  ----   --------   --------   ----------   ----------   ----------   -------   ------------
Lawrence J. Cawley,..............  1997   $345,000   $451,400       0            0          25,000        0           0
  Chairman                         1996   $345,000   $775,500       0            0         110,000*       0           0
                                   1995   $325,288   $500,000       0            0               0        0           0

Stephen K. Clough,...............  1997   $315,000   $639,300       0            0          35,000        0           0
  President and Chief              1996   $275,000   $775,500       0            0          90,000*       0           0
  Executive Officer                1995   $238,171   $400,000       0            0               0        0           0

John F. Brocci,..................  1997   $125,525   $205,700       0            0          25,000        0           0
  Vice President                   1996   $118,750   $255,400       0            0          70,000*       0           0
  Administration                   1995   $112,249   $156,784       0            0               0        0           0


---------------

Column (C): Includes deferrals into the 401(k) plan.

Column (G): Reflects the number of Non-qualified Stock Options granted. The
            Options asterisked (*) above have been adjusted for the two-for-one stock split on October 21, 1997. Kaydon does not have a Stock Appreciation Rights (SAR) Plan.

     The Company has not entered into any employment contract with any of the named Officers or Directors. However, it has entered into Change-in-Control Compensation Agreements with its named executive officers, as described more fully below, and has entered into a Supplemental Executive Retirement Plan ("SERP") as described in the Pension Plan section of this Proxy.

CHANGE IN CONTROL COMPENSATION AGREEMENTS

     Kaydon Corporation entered into Change-in-Control Compensation Agreements dated October 23, 1995 with the three Executive Officers. The Change-in-Control Compensation Agreements provide that in the event of (i) the termination by Kaydon of the executive officer's employment within three years after a change in control (as defined in the agreement) of the Company (except for reasons of retirement, death, disability or cause), or (ii) the termination by the officer within three years after a change in control of the Company for specified reasons, such officer will be entitled to termination benefits. The permissible reasons for the executive officer to terminate his employment and receive termination benefits include a substantial reduction in his duties and responsibilities, a reduction in his compensation or benefits package or the transfer of the executive officer to a location requiring a change in his residence or a material increase in the amount of travel normally required.

     The termination benefits to which the Executive Officer is entitled, which coordinate with benefits provided upon a Change-in-Control under the SERP, include three times the executive's annual base salary at the time of termination, payable in a lump sum payment, and certain other benefits provided in the agreement. None of the benefits would be affected or reduced if the officer were to obtain new employment after his termination by Kaydon. The Change-in-Control Compensation Agreements were approved by the Board as reasonable termination compensation for the Executive Officers in order to encourage management to remain with the Company and to continue to devote full attention to Kaydon's business in the event of a threatened change-in-control of the Company.

REPORT OF THE KAYDON CORPORATION COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION

     The Compensation Committee of the Board of Directors is composed of Messrs. Breen, Campbell and Haskell. Messrs. Breen and Campbell are outside directors. Mr. Haskell is also likely an outside director but does not participate as a member of the Committee for the purposes of stock option grants because of his association with SBC Warburg Dillon Read Inc., an investment banking firm which occasionally renders services to the Company. The Committee is responsible for establishing and administering the Company's Executive Compensation program.

(A) COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's compensation philosophy is designed to support the overall objective of creating value for Kaydon's shareholders through:

          - Hiring, developing, rewarding and retaining talented and productive employees;

          - Emphasizing pay-for-performance by having a significant portion of cash compensation for senior managers and executives at-risk through performance bonus plans based upon financial, operating, strategic and growth objectives; and

          - Providing equity-based incentives for selected employees to ensure they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners, as well as employees.

(B) THE PROGRAM IN GENERAL

     Kaydon Corporation's executive pay program is made up of the following elements:

     - Base Salary

     Salaries of officers are listed in the Summary Compensation Table. Each executive officer's performance and salary is reviewed annually by the Compensation Committee. The following considerations are used in determining the appropriate salary level: (a) the individual's sustained performance and contribution to the company; (b) their experience and job mastery; (c) their level of responsibility; (d) internal equity; (e) external pay practices; and
(f) the Company's overall financial results.

     The Base Pay component of annual compensation is based upon competitive pay practices of other industrial companies of similar size for persons in comparable positions. The Hewitt Associates Middle Market Index and other national independent published surveys are used to establish salary midpoints for comparable positions within Kaydon. Companies participating in these surveys differ from those companies represented in the comparator group in the Performance Graph on Page 11 because Kaydon competes for talent with a broader group of employers than just those in its industry. For example, of the 121 employers participating in the Middle Market Survey, only four are also in the comparator group. Salary range midpoints are generally set at approximately the 50th percentile of the market. An individual executive's base salary may be above or below the salary midpoint depending on such variables as the individual's performance and achievement, experience and job mastery, time in position and overall contributions. The weight given these factors or other performance objectives during the annual review in setting each executive officer's base salary is determined subjectively by the Compensation Committee.

     Kaydon believes that maximum performance can be encouraged through the use of substantial annual incentive programs based upon attaining planned operating and growth goals, with increased proportional rewards for exceeding targets. Except for base pay, all other elements of executive compensation are at risk.

     - Annual Incentive Compensation Program

     Kaydon believes in results. Its incentive compensation program is designed to reward results by providing:

          - incentive compensation that varies in a manner consistent with the financial performance of the Company or business unit; and

          - incentive compensation that effectively rewards corporate and business units and individual performance.

     Kaydon's Management Incentive Compensation (MIC) Program is a combination of Management by Objectives (MBO) and profit sharing that focuses the company and its business units on performance objectives relative to financial, operating and strategic business unit and corporate growth goals which are considered fundamental to the future success of our business(es) and which build shareholder value. Officers and certain other salaried employees are eligible to participate.

     Management's performance, and hence its rewards, are measured in such stockholder terms as Earnings Per Share (EPS), Earnings Before Interest and Taxes (EBIT), and Return On Capital Employed (ROCE).

     The annual bonus pool for the MIC program for executive officers is generated at the rate of $80,000 for each 1% improvement in Kaydon's EPS over the prior year, after reflecting the management incentive compensation annual pool as a cost in arriving at pre-tax income. The Compensation Committee may add to, or delete from, the formula generated pool by up to 25% or $750,000, whichever is greater, at their discretion, based upon their subjective evaluation of non-EPS performance factors. The actual award to executive officers under this program is a function of the number of points each has been awarded under the program multiplied by the dollar amount produced by the Earnings Per Share formula described above. The points assigned to executive officers and the comparison of performance to predetermined specific goals are determined subjectively for each executive officer by the Compensation Committee and approved by the non-employee Directors of the Board. In 1997, Kaydon's EPS improved 21.6% (diluted). The non-employee directors added to the formula generated pool for officers and certain other selected participants.

     The total annual payout from Kaydon's Management Incentive Compensation Program for all eligible operations and participants within the Company is limited to no more than 15% of Kaydon's pre-tax earnings.

     All awards under this program for both corporate and business unit participants are subject to review and approval by the Compensation Committee.

     - Employee Stock Options

     Stock options encourage and reward effective management that results in long-term corporate financial success as measured by stock price appreciation. Stock options only have value if the price of Kaydon's stock appreciates in value from the date the stock options are granted. Stockholders of Kaydon also benefit from such stock price appreciation.

     Kaydon's Employee Stock Option Plan has two components: incentive stock options and non-qualified stock options. No incentive stock options have been awarded since 1986. To encourage a longer-term perspective, the options cannot be exercised immediately. Further, grants have not been made at an option price less than the market value on the day of the grant. Stock options may be awarded annually consistent with the Company's objective to weight total compensation toward long-term equity interest for managers and executive officers with greater opportunity for reward if long-term performance is sustained.

     The Employee Stock Option Plan is overseen by the Compensation Committee (which consists of non-employee directors under the Plan). The Plan terms are supplemented by administrative guidelines and internal policies which govern the day-to-day workings of the Plan. However, consideration for and/or the granting of any stock option is within the subjective determination of the Committee and each employee stock option award requires approval by the Compensation Committee. As noted above, Mr. Haskell is not a member of the Committee for this purpose.

     Generally, the Compensation Committee reviews stock option grant recommendations each year. In December, 1997 the Committee awarded a total 194,150 stock option grants to 83 employees.

     - CEO Compensation -- Stephen K. Clough

     Stephen K. Clough is the President and Chief Executive Officer (CEO). He has been the Chief Executive Officer since June, 1996.

     - Base Salary

     Mr. Clough's base pay range and midpoint is established in the manner described above. As Chief Executive Officer, his performance is formally reviewed no less than annually by the Compensation Committee. In 1997 Mr. Clough's base salary was increased based on a consideration of such measures as:
Earnings Growth Rate (22.1%); Return on Average Stockholders Equity (23.9%); Return on Average Capital

Employed (23.6%) and Earnings Per Share (21.6%-diluted). However, no specific weighting was attached to any single factor or other performance objectives, and the final determination was based on the Committee's subjective judgement regarding his overall performance and that of the Company.

     - Incentive Compensation

     Mr. Clough's incentive compensation is determined in the manner described above. His actual award is a function of the number of points he has been awarded under the program (his points were established in 1996 and remain unchanged) multiplied by the dollar amount produced by the program formula. Based upon the subjective judgment of the Compensation Committee in consideration of (a) the Company's performance this year and over a several year timeframe; and (b) Mr. Clough's performance and contribution to that success, the Committee determined it would increase Mr. Clough's formula based incentive compensation payment for 1997.

     - Stock Options

     In 1997 Mr. Clough was granted options for 35,000 shares of Kaydon stock. The Committee considered the length of time since Mr. Clough's last grant, the options previously granted, his performance and his overall contribution to the Company's performance. No particular weight was attached to any single factor and the final determination was based on the Compensation Committee's subjective judgment of these and other factors.

     - Committee Policy Regarding Compliance with Section 162(m) of the Code

     Section 162(m) of the Internal Revenue Code, effective January 1, 1994, establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000 per year per executive unless such pay is pursuant to qualifying performance-based plans approved by the stockholders of the Company. Compensation as defined includes, among other things, base salary, incentive compensation and gains on stock option transactions.

     The Committee establishes individual executive compensation based primarily upon the Company's performance and competitive considerations. As a result, executive compensation may exceed $1 million in a given year. The Committee will continue to consider ways to maximize deductibility of executive compensation, while retaining the discretion the Compensation Committee deems necessary to compensate executive officers in a manner commensurate with the performance of Kaydon and the competitive environment for executive talent. In particular, the Kaydon Corporation 1993 Stock Option Plan was amended in a manner which the Company believes will continue to allow options granted under the Plan to qualify for the Code's provision for performance-based compensation.

                                          COMPENSATION COMMITTEE:

                                          Gerald J. Breen (Chairman)
                                          Brian P. Campbell
                                          John H. F. Haskell, Jr.*

---------------

* Except as to the portion of the report dealing with Employee Stock Options.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer, Director or member of the Compensation Committee of the Company had any interlocking relationship which would require disclosure in this Proxy Statement, except that Mr. Haskell is an executive officer of SBC Warburg Dillon Read Inc., an investment banking firm that performed services for the Company during 1997. The services involved during 1997 were not investment banking services (and instead were brokerage services) and were de minimis in amount.

                            OPTION/SAR GRANTS TABLE

DECEMBER 1997 GRANT

                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------------------------
                                                                                    POTENTIAL
                                                                                   REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF     ALTERNATIVE TO
                                                                                   STOCK PRICE        (F) AND (G):
                                                                                APPRECIATION FOR       GRANT DATE
                              INDIVIDUAL GRANTS                                    OPTION TERM           VALUE
-----------------------------------------------------------------------------   -----------------    --------------
         (A)               (B)            (C)            (D)          (E)        (F)        (G)           (H)
                                       % OF TOTAL
                        NUMBER OF       OPTIONS/
                        SECURITIES        SARS
                        UNDERLYING     GRANTED TO    EXERCISE OR                                       GRANT DATE
                       OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION                           PRESENT
NAME                    GRANTED(#)    FISCAL YEAR      ($/SH)         DATE      5%($)     10%($)        VALUE($)
----                   ------------   ------------   -----------   ----------   ------    -------    --------------
Lawrence J. Cawley...     25,000          12.8%         33.00      12/17/2002    --         --           $11.02

Stephen K. Clough....     35,000          18.0%         33.00      12/17/2002    --         --           $11.02

John F. Brocci.......     25,000          12.8%         33.00      12/17/2002    --         --           $11.02


---------------

(1) Column (H) calculation made in accordance with the Black-Scholes option pricing model. The model assumes:
    (a) An option term of five (5) years which is the life of the grant.
    (b) Expected volatility which is calculated using the daily closing price of the stock for the six (6) months immediately preceding the option grant.
    (c) Dividend yield at $.36 per share which is the annualized dividend paid to shareholders on the date of the grant.
    (d) The risk-free rate of return is the average monthly U.S. Treasury note with a maturity date corresponding to the option term (i.e., 5 years).
    (e) No adjustments for non-transferability or risk of forfeiture.
(2) The material terms of the option are as follows: 25% of the option is exercisable one year from the date of the grant and an additional 25% is exercisable each of the following three years. The right to purchase is cumulative. Exercisability may be accelerated upon death, disability, retirement, certain mergers or other corporate events, or a change in control of Kaydon. The option price may be paid in stock or cash.
(3) Column (B) and (C) -- Kaydon does not have a Stock Appreciation Rights (SAR) Plan.
(4) (a) Mr. Cawley received an option grant of 25,000 shares in December, 1997.
    (b) Mr. Clough received an option grant of 35,000 shares in December 1997.
    (c) Mr. Brocci received an option grant of 25,000 shares in December 1997.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR VALUE
---------------------------------------------------------------------------------------------------------
                    (A)                           (B)            (C)             (D)             (E)
                                                                              NUMBER OF
                                                                             SECURITIES       VALUE OF
                                                                             UNDERLYING      UNEXERCISED
                                                                             UNEXERCISED    IN-THE-MONEY
                                                                            OPTIONS/SARS    OPTIONS/SARS
                                                                            AT FY-END (#)   AT FY-END ($)
                                                 SHARES                     -------------   -------------
                                              ACQUIRED ON       VALUE       EXERCISABLE/    EXERCISABLE/
NAME                                          EXERCISE (#)   REALIZED ($)   UNEXERCISABLE   UNEXERCISABLE
----                                          ------------   ------------   -------------   -------------
Lawrence J. Cawley..........................          0              0       (E) 110,000      2,126,320
                                                                             (U) 115,000      1,234,790

Stephen K. Clough...........................     20,000        385,620       (E)  37,500        612,372
                                                                             (U) 107,500        968,347

John F. Brocci..............................     17,500        228,125       (E)  55,000        485,615
                                                                             (U)  80,000        709,305


---------------

Note: Kaydon stock closed at $32.63 on December 31, 1997.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------------------
                                                                             ESTIMATED FUTURE PAYOUTS UNDER
                                                                               NON-STOCK PRICE BASED PLANS
                                                                             -------------------------------
                   (A)                           (B)             (C)            (D)        (E)        (F)
                                              NUMBER OF     PERFORMANCE OR
                                            SHARES, UNITS    OTHER PERIOD
                                              OR OTHER      UNTIL MATURA-    THRESHOLD    TARGET    MAXIMUM
NAME                                         RIGHTS (#)     TION OR PAYOUT   ($ OR #)    ($ OR #)   ($ OR #)
----                                        -------------   --------------   ---------   --------   --------
Lawrence J. Cawley........................     0               0               0          0          0

Stephen K. Clough.........................     0               0               0          0          0

John F. Brocci............................     0               0               0          0          0


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

        KAYDON CORP, STANDARD & POORS 500 AND VALUE LINE MACHINERY INDEX
                     (PERFORMANCE RESULTS THROUGH 12/31/97)

        MEASUREMENT PERIOD                             STANDARD & POORS
      (FISCAL YEAR COVERED)           KAYDON CORP.            500             MACHINERY
1992                                          $100.00            $100.00            $100.00
1993                                          $ 89.71            $110.09            $130.58
1994                                          $105.62            $111.85            $129.43
1995                                          $135.77            $153.80            $149.39
1996                                          $213.22            $189.54            $179.26
1997                                          $298.53            $252.50            $233.81

              - Assumes $100 invested at the close of trading in December, 1992 in Kaydon Corporation common stock, Standard & Poors 500 and Machinery group.
              - Total Return Assumes Reinvestment of Dividends.
              - Based Upon Fiscal Year Ending December 31, 1997.
              - Value Line Machinery Index, published by Value Line, Inc.

                               PENSION PLAN TABLE

     The following table presents information regarding estimated annual benefits payable as a straight life annuity upon retirement to executives named in the Summary Compensation Table.

 FINAL                                          YEARS OF CREDITED SERVICE AT RETIREMENT
AVERAGE                               -----------------------------------------------------------------
  PAY                                    5          10         15         20         25      30 OR MORE
-------                               --------   --------   --------   --------   --------   ----------
$  100,000.........................  $ 14,100   $ 28,201   $ 42,301   $ 42,301   $ 42,301    $ 42,301
   200,000.........................    29,900     59,801     89,701     89,701     89,701      89,701
   300,000.........................    45,700     91,401    137,101    137,101    137,101     137,101
   400,000.........................    61,500    123,001    184,501    184,501    184,501     184,501
   500,000.........................    77,300    154,601    231,901    231,901    231,901     231,901
   600,000.........................    93,100    186,201    279,301    279,301    279,301     279,301
   700,000.........................   108,900    217,801    326,701    326,701    326,701     326,701
   800,000.........................   124,700    249,401    374,101    374,101    374,101     374,101
   900,000.........................   140,500    281,001    421,501    421,501    421,501     421,501
 1,000,000.........................   156,300    312,601    468,901    468,901    468,901     468,901
 1,100,000.........................   172,100    344,201    516,301    516,301    516,301     516,301
 1,200,000.........................   187,900    375,801    563,701    563,701    563,701     563,701

     The Table combines benefits paid under the Kaydon Corporation Retirement Plan (the "Retirement Plan") and the Kaydon Corporation Supplemental Executive Retirement Plan (the "SERP").

     Covered compensation is based on salary and bonus as shown in the Summary Compensation Table, except that, prior to January 1, 1997, covered compensation excluded Management Incentive Compensation Plan ("MIC") payments to the employee during the calendar year in excess of 50% of the employee's base rate of pay in effect on the December 31 preceding the date of payment. The 1996 compensation covered by the plans includes MIC compensation paid during 1996 based on 1995 awards.

     Final Average Compensation is the average compensation for the three highest consecutive calendar years during the ten most recent calendar years. Remuneration covered in a particular year includes (1) that year's salary (base pay), and (2) compensation received in that year under the Management Incentive Compensation Plan. The 1997 remuneration covered by the plans for each participant, therefore, includes Management Incentive Compensation paid during 1997 in respect of 1996 awards.

     Federal regulations require that no more than $160,000 in compensation be considered for the calculation of retirement benefits from the Retirement Plan, the Company's qualified defined benefit plan, in 1997. The maximum amount paid from a qualified defined benefit plan cannot exceed $125,000 per year as of January 1, 1997. The Company previously adopted the SERP to address these limitations.

     The SERP is a non-qualified supplemental pension plan for designated executive officers that provides increased benefits that would otherwise be denied because of certain Internal Revenue Code limitations on qualified benefit plans. In general, the SERP provides retirement, early retirement, disability and death benefits based on the benefit formula contained in the Retirement Plan applied to all compensation, reduced by benefits actually provided under the Retirement Plan. In certain cases, additional service credit for purposes of the SERP benefit formula is provided.

     The amounts reported in this Pension Plan Table are the amounts payable at the normal retirement age of 65, in the form of a single life annuity, from the Retirement Plan and the SERP for officers and other key executives. The amounts shown are not subject to reduction for Social Security benefits but are reduced by any pension benefits payable from other Company plans. A participant may retire as early as age 55, but benefits payable at early retirement are subject to reductions that approximate actuarial values (except that benefits under the SERP are not reduced on retirement at age 62 or later).

     For each of the following officers of Kaydon, the credited Years of Service under the Retirement Plan and the SERP, as of December 31, 1997, and the remuneration received during 1997 covered by the Plans were, respectively, as follows: Mr. Cawley, 12 years and $1,120,500; Mr. Clough, 12 years and $1,090,500; Mr. Brocci, 9 years and $380,925.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of Kaydon has selected Arthur Andersen LLP independent public accountants, to audit Kaydon's consolidated financial statements for the year ending December 31, 1997. A representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders with an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders present.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

     Any proposal which a shareholder of Kaydon desires to have included in the proxy relating to the 1999 Annual Meeting of Shareholders must be received by Kaydon at its Corporate offices (sent to the attention of the Corporate Secretary) no later than October 31, 1998. The Corporate offices of Kaydon are located at 19345 U.S. 19 North, Suite 500, Clearwater, Florida 33764-3148.

                           EXPENSES AND OTHER MATTERS

EXPENSES OF SOLICITATION

     Kaydon will pay the costs of preparing, assembling and mailing this proxy statement and the material enclosed herewith. Kaydon has requested brokers, nominees, fiduciaries and other custodians who hold shares of its common stock in their names to solicit proxies from their clients who own such shares, and Kaydon has agreed to reimburse them for their expenses in so doing.

     In addition to the use of the mails, certain officers, directors and regular employees of Kaydon, at no additional compensation, may request the return of proxies by personal interview or by telephone or telegraph.

OTHER ITEMS OF BUSINESS

     The management does not intend to present any further items of business to the meeting, and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

                                          John F. Brocci
                                          Vice President Administration and
                                          Secretary

March 9, 1998

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                                                                    APPENDIX


PROXY                          KAYDON CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 30, 1998

      SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KAYDON CORPORATION

    The undersigned hereby appoints LAWRENCE J. CAWLEY and JOHN F. BROCCI, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of Kaydon Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at Tampa Airport Marriott Hotel, Tampa International Airport, Tampa, Florida on Thursday, April 30, 1998 at 10:00 AM, Eastern time, and at any adjournment thereof.

    Gerald J. Breen, Brian P. Campbell, Lawrence J. Cawley, Stephen K. Clough, and John H. F. Haskell, Jr. have been nominated for election as Directors. Your vote for the five directors may be indicated below.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO CONTRARY SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS. PLEASE MARK BOX [SHADE IN BOX] OR [X] .
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

1. Election of Directors:

[ ]  FOR all nominees (except as   [ ]  AUTHORITY WITHHELD for all.  [ ]  AUTHORITY WITHHELD for the following only (write
     listed to the contrary).                                             each nominee's name in the space below).

--------------------------------------------------------------------------------
                                    Name(s)
                (Continued and to be signed on the reverse side)

2. In their discretion, on other matters which properly come before the meeting or any postponement or adjournment thereof.

    You are urged to date, sign, and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

                                                Dated:
                                                      -------------------, 1998

                                                --------------------------------

                                                           Signature

                                                --------------------------------

                                                   Signature if held jointly

                                                IMPORTANT: Please sign exactly
                                                as your name or names appear
                                                hereon. If signing as an
                                                attorney, executor,
                                                administrator, trustee,
                                                guardian, or in some other
                                                representative capacity, or as
                                                officer of a corporation, please
                                                indicate your capacity or full
                                                title. For joint accounts, all
                                                tenants should sign.